Exhibit 99.1

Manufactured Housing Properties Inc. Announces Results For The Year Ended December 31, 2021

- Revenues 31% Over Prior Period for the Year Ended December 31, 2021

CHARLOTTE, N.C., March 31, 2022 (GLOBE NEWSWIRE) -- Manufactured Housing Properties Inc. (OTC: MHPC), which acquires, owns, and operates 43 manufactured housing communities containing approximately 2,037 developed sites, today announced operating results for the year ended December 31, 2021.

Total revenues and EBITDA for the year ended December 31, 2021 were $8,362,277 and $2,856,497, respectively, compared to $6,380,515 and $3,927,206, respectively, for the year ended December 31, 2020.

Raymond M. Gee, Chairman and CEO of Manufactured Housing Properties Inc. commented, “We had a strong year in growing our total revenue, which reflects the commitment and dedication of our team and our core values in providing affordable housing to our customers while maximizing returns to our investors.”

Michael Z. Anise, President and CFO of Manufactured Housing Properties Inc. added “We are excited to continue grow profitability as our cash from operating activities increased by 77% over prior year. We look forward to closing additional acquisitions in our pipeline throughout the year, facilitated by our ongoing $47 million preferred stock offering under Regulation A of the Securities Act.”

Reconciliation of Non-GAAP Financial Measures

Manufactured Housing Properties Inc. presents Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) in addition to its Net Income (Loss) reported in accordance with accounting principles generally accepted in the United States (GAAP).  EBITDA is a non-GAAP financial measure that differs from Net Income. Non-GAAP EBITDA excludes income tax expense, interest expense and depreciation and amortization, as well as refinancing cost. The table presented below includes a list of items excluded from Net Income (Loss) to reconcile to non-GAAP EBITDA.

Management believes non-GAAP EBITDA is useful to investors and other users of our financial statements in evaluating operating performance because it provides them with an additional tool to compare business performance across companies and across periods. Management also believes that non-GAAP EBITDA is widely used by investors to measure operating performance without regard to items such as income tax expense, interest expense and depreciation and amortization, which can vary substantially from company to company depending upon, among other things, the book value of assets, capital structure and whether assets were constructed or acquired. Non-GAAP EBITDA also allows investors and other users to assess the underlying financial performance of our income producing properties before management’s decision to deploy capital. The presentation of non-GAAP EBITDA is intended to complement, and should not be considered an alternative to, the presentation of Net Income, which is an indicator of financial performance determined in accordance with GAAP. In addition, non-GAAP EBITDA as presented in this release may not be comparable to similarly titled measures used by other companies.

	Year Ended December 31,
(Unaudited)	2021	2020

Net (Loss)	$(1,558,952)	$(151,714)

Adjustments:

Depreciation & Amortization expense	2,060,882	1,652,509
Interest Expense	2,243,876	1,961,843
Refinancing Cost	110,691	464,568

EBITDA	$2,856,497	$3,927,206

About Manufactured Housing Properties Inc.

Manufactured Housing Properties Inc., together with its affiliates, acquires, owns, and operates manufactured housing communities. The Company focuses on acquiring and operating manufactured home communities in high growth markets.

Contact:
Michael Z. Anise
President and Chief Financial Officer
(980) 273-1702 ext. 244

Cautionary Statement Regarding Forward-Looking Statements

About Manufactured Housing Properties Inc.

Manufactured Housing Properties Inc., together with its affiliates, acquires, owns, and operates manufactured housing communities. The company focuses on acquiring and operating manufactured housing communities in high growth markets and is actively seeking to expand its portfolio.

Forward-Looking Statements

This press release contains “forward-looking statements” that are subject to substantial risks and uncertainties. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “target,” “aim,” “should,” “will”, “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on our current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. These and other risks and uncertainties are described more fully in the section titled “Risk Factors” of the reports that we file with the Securities and Exchange Commission (SEC). Forward-looking statements contained in this announcement are made as of this date, and we undertake no duty to update such information except as required under applicable law.

Regulation A Offering

An offering statement relating to our offering of Series C Cumulative Redeemable Preferred Stock has been filed with the SEC. The SEC has qualified that offering statement, which means that we may make sales of the securities described by that offering statement. It does not mean that the SEC has approved, passed upon the merits or passed upon the accuracy or completeness of the information in the offering statement. You may obtain a copy of the offering circular that is part of that offering statement through this link. You can also obtain a copy of the offering circular by contacting J.R. Thacker at Arete Wealth Management, LLC, the placement agent for the Regulation A offering, by calling (888) 690-3580, by email at jrthacker@centerstreetsecurities.com, or write to Arete Wealth Management, LLC at 2 International Plaza Suite 301, Nashville, TN  37217.

Investing in a Regulation A offering is subject to unique risks, tolerance for volatility, and potential loss of investment, that investors should be aware of prior to making an investment decision. Please carefully review the risk factors contained in the offering circular for this offering. For more information about Regulation A offerings, including the unique risks associated with these types of offerings, please click on the SEC's Investor Alert.

Neither this press release nor any of its content constitutes an offer to sell, solicitation of an offer to buy or a recommendation for any security by us or any third party. The content of press release is provided for general information purposes only and is not intended to solicit the purchase of securities or to be used as investment, legal or tax advice. A securities offering by us is only being made pursuant to the offering circular described above. The content of this press release is qualified in its entirety by such offering circular. Prospective investors are urged to consult with their own, investment, legal and tax advisors prior to making any investment.

Contact:
Michael Z. Anise
President and Chief Financial Officer
(980) 273-1702